Exhibit 99.1

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News release: IMMEDIATE RELEASE



                 JPMORGAN CHASE AND BANK ONE SET JULY 1 TO MERGE

                         FEDERAL RESERVE APPROVES MERGER


NEW YORK AND CHICAGO, JUNE 14, 2004 - J.P. Morgan Chase & Co. (NYSE:JPM) and Bank One Corporation (NYSE:ONE) today announced that the Board of Governors of the Federal Reserve System has approved their proposed merger. This completes the regulatory approvals necessary to consummate their merger. The companies have set 12:01 a.m. on July 1, 2004 as the effective time of their merger.

Stockholders of each company had previously approved the merger on May 25, 2004.

The merger agreement provides that 1.32 shares of common stock of JPMorgan Chase be exchanged for each share of Bank One common stock. Following the closing, JPMorgan Chase stock will continue to trade on the New York Stock Exchange under the ticker symbol JPM. Bank One stock will no longer trade.

Bank One Corporation (www.bankone.com) is the nation's sixth-largest bank holding company, with assets of $320 billion. Bank One currently has more than 51 million credit cards issued, nearly 7 million retail households, and approximately 20,000 middle market customers. It also manages $188 billion of clients' investment assets.

J.P. Morgan Chase & Co. (www.jpmorganchase.com) is a leading global financial services firm with assets of $801 billion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, investment management, private banking and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumers nationwide, and many of the world's most prominent corporate, institutional and government clients.

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Investor Contacts                               Media Contacts
JPMorgan Chase: Ann Borowiec, 212-270-7325      Joseph Evangelisti, 212-270-7438
Bank One:       Amy R. Fahey, 312-732-5771      Nancy Norris, 502-566-3620